Exhibit 3.4
ARTICLES OF AMENDMENT
TO
ARTICLES OF ORGANIZATION
OF
AGASSIZ ENERGY, LLC
     The undersigned, being the Vice President of Agassiz Energy, LLC, a Minnesota limited liability governed by the provisions of Minnesota Statutes Chapter 322B (the “Company”), hereby adopts the following Amendment to Article X of the Articles of Organization of the Company:
     Articles X of the Articles of Organization is hereby deleted in its entirety and the following new Article X is substituted in lieu thereof:
ARTICLE X
LIMITATION OF GOVERNOR LIABILITY
No governor of this Company shall be personally liable to the Company or its members for monetary damages for breach of fiduciary duty by such governor as a governor; provided, however, that this Article shall not eliminate or limit the liability of a governor to the extent provided by applicable law or in the Member Control Agreement.
     I certify that I am authorized to execute these Articles of Amendment to Articles of Organization on behalf of Agassiz Energy, LLC, and further certify that I understand that, by signing this instrument, I am subject to the penalties of perjury as set forth in Minnesota Statutes Section 609.48 as if I had signed under oath.

/s/ Wayne Wagner
Wayne Wagner, Vice President